UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2021

Zynex, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-38804	90-0275169
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

9555 Maroon Circle, Englewood, CO 80112

(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:  (303) 703-4906

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ZYXI	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Anna Lucsok as Chief Operating Officer of Zynex Medical, Inc. and departure of Chief Operating Officer, Giuseppe Papandrea.

Effective January 27, 2021, Giuseppe Papandrea resigned as Chief Operating Officer of Zynex Medical, Inc. (“Company”), which was not as a result of any disagreements with the Company or its management.

Effective January 27, 2021, the Board of Directors promoted Anna Lucsok, Vice President of Reimbursement to Chief Operating Officer and entered into an employment agreement with Ms. Lucsok.

Since October 2019, Ms. Lucsok served as Vice President of Reimbursement and Sales Operations with Zynex Medical. From February 2018 to October 2019, Ms. Lucsok served as Zynex Medical’s Billing Manager. Prior to joining Zynex Medical, from October 2017 to February 2018, she worked in billing and business support for University of Colorado Hospital, and from November 2014 to October 2017, she served the U.S. Air Force mission support in Germany and Japan. In her position as the Vice President of Reimbursement and Sales Operations she was responsible for leading and expanding Zynex’s order, reimbursement, patient experience, and inside sales support operations. During her tenure each of these teams have consistently achieved quarterly targets, while also expanding in size. Ms. Lucsok brings more than 9 years of healthcare operations experience as well as critical knowledge of revenue cycle management and medical care collections. Ms. Lucsok holds certification in medical billing as well as completed her degree in Healthcare Administration and Management from Colorado State University.

There is no arrangement or understanding between Ms. Lucsok and any other person pursuant to which she was selected as an officer of the Company. There is no family relationship between Ms. Lucsok and any director or executive officer of the Company, and Ms. Lucsok is not a party to a related party transaction within the meaning of Item 404(a) of Regulation S-K.

Ms. Lucsok has a Degree in Healthcare Administration and Management from Colorado State University.

Pursuant to the employment agreement, the Company and Ms. Lucsok agreed to the following:

•	Ms. Lucsok will receive annual base salary of $200,000 and be eligible for annual incentive compensation of up to $200,000 in cash and up to $100,000 of restricted shares, based upon achievement of annual incentive compensation targets established by the Company’s Board of Directors.

•	The Company awarded Ms. Lucsok an initial grant of 50,000 restricted shares, vesting annually over a four-year period.

•	Ms. Lucsok will also be eligible to receive quarterly grants equal to 5,000 shares of restricted stock, vesting annually over a four-year period.

•	Ms. Lucsok will be employed “at will.”

•	If the Company terminates Ms. Lucsok’s employment for reasons other than cause or disability, or Ms. Lucsok resigns for “Good Reason,” as such terms are defined in her employment agreement, the Company will pay Ms. Lucsok severance equal to six months of her base salary. The Company will also pay a proportionate amount of Ms. Lucsok’s health and dental insurance premiums, based upon the same proportion the Company paid at the time Ms. Lucsok’s employment was terminated, for the applicable severance period or until Ms. Lucsok obtains substitute insurance. Severance and insurance premium payments will be made in equal installments over the applicable 6-month period, based upon the Company’s normal payroll practices.

•	Ms. Lucsok agreed that following termination of employment she will not compete with the Company (as defined in the employment agreement), or solicit or entice any employee of the Company to leave the employ of the Company or interfere with the Company’s relationship with a customer during the period of time that severance is paid.

The full text of the employment agreement is attached as Exhibit 10.1 to the Current Report on Form 8 K and is qualified in its entirety thereby.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

d)            Exhibits. The following exhibits are filed with this report.

Exhibit No.	Description
10.1	Employment Agreement effective January 27, 2021, entered into between Zynex Medical, Inc. and Anna Lucsok
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ZYNEX, INC.

Dated: January 28, 2021	/s/ Daniel Moorhead
Daniel Moorhead
Chief Financial Officer